Exhibit 10.27

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

January 1, 2012

MS. CHEW YOKE LING

[NRIC No.: [***])

[***]

Dear Ms. Chew,

RE: LETTER OF APPOINTMENT

We refer to the interview with you and are pleased to offer you employment in our Company under the following terms and conditions of service.

1.	POSITION OF APPOINTMENT

(a)	You are offered the position of MARKETING DIRECTOR which shall commence on [***], notwithstanding the date of this letter.

2.	REMUNERATION

You shall be paid a Basic Salary of [***]. The Company shall made statutory contributions and deductions for EPF, SOCSO (if required), Income Tax and any other contributions/ deductions of your salary as required by law.

You are always required to maintain the confidentiality of your remuneration package.

3.	PROBATION

You shall serve an initial probation period of three (3) months commencing from the date of your appointment. The Company reserves the right to confirm, to extend your probation for a further period of three (3) months (if necessary) or terminate your service at any time during your probationary period, should the Company finds your performance is not satisfactory. The employee will not be entitled to bring a personal grievance or other legal proceedings in respect of such termination.

Upon successful completion of your period of probation, you will be notified in writing of your confirmation in employment.

4.	REPORTING

You will be required to report to Dr Tham Seng Kong, Director of the Company, or other personnel to be assigned by her from time to time.

5.	TRANSFER

Depending on the needs of the Company, you may be transferred to any other position or function of equivalent grade to serve anywhere in Malaysia either within the company or any of the holding and/or associate and/or subsidiary companies of TMC GLOBAL HOLDINGS SDN. BHD.

6.	PROMOTION / DEMOTION

The Company will have the sole discretion with regards to any staff promotion or demotion, which discretion will be on case to case basis and shall be on the merit or demerit of each case. The Company reserves the right to grant promotion, demotion or any form of change in status in accordance with the periodical evaluation on work performance that the Company shall carry out and each staff shall agree to such change in work /or service as a result of the Company’s evaluation.

7.	WORKING HOURS

The Company’s subsisting official working days and hours shall be as follows:

Monday to Friday	:	9.00 am to 6.00 pm (with one-hour lunch break)

The Company reserves the right to change or revise the above stated working hours, as and when it is deemed necessary, with/ without prior notification.

8.	BONUS & INCENTIVES

Bonus and incentives shall be awarded (if any) at the absolute discretion of the Management, based on the Company’s performance and your performance and contribution to the performance of the Company.

9.	ANNUAL LEAVE

You shall be granted paid annual leave on full basic salary upon confirmation as follows:

Years of Service	Annual Leave entitlement
Less than 2 years	9 days per annum
2 years and above	Subsequent year - 1 day accumulatively per service year (up to maximum of 20 days)

All annual leave calculation will be on ‘as-earned basis’ and leave entitlement shall be taken at a time or times convenient to the Company. Any annual leave not utilized will be carry forward to the next upcoming year (up to maximum of 5 days only).

The leave entitlement for any incomplete year of service shall be calculated in proportion to the number of completed months of service. For those who exceed their annual leave entitlement will be considered as unpaid leave and will be deducted from the current month salary.

10.	MEDICAL (SICK) LEAVE

You shall be entitled to paid medical (sick) leave if you fall sick, with certified proof (declared to be unfit for work) from a registered medical practitioner, as follows:

●	Less than 2 years of service	- 14 days
●	2 years or more but less than 5 years	- 18 days
●	5 years services	- 22 days

However, the above does not cover medical expenses from specialist, hospitals, dental and optical, maternity and surgery, unless prior consent/ approval is given by the Management.

11A.	MATERNITY LEAVE (if applicable)

Female employees of the Company are entitled to the maternity leave as provided under Employment Act 1955 and shall furnish the Company with the relevant information for eligibility and entitlement.

11.	HOSPITALISATION LEAVE

In the event of hospitalization, the Company shall grant you sixty (60) days hospitalization leave in the aggregate in each calendar year, which shall be inclusive of any medical (sick) leave taken in the said calendar year. Hospitalization Leave refers to the period of being physically warded in the hospital.

12.	PUBLIC HOLIDAYS

(a)	You shall be entitled for the gazette public holidays as published by the Company.

(b)	Any work done on the gazetted public holiday will be compensated with 1 day of annual leave subject to the provisions as stated in clause 10(c) of this letter.

(c)	Should you absent yourself from work on the working day immediately preceding or immediately succeeding the specified public holiday without prior consent of the Company, you shall not be entitled to any holiday pay for such holiday unless you have a reasonable excuse for such absence.

13.	EXCLUSIVE EMPLOYMENT

You shall at all times during your employment with the Company, faithfully and diligently perform and discharge your duties, including other duties and responsibilities that may be assigned to you from time to time by your Superior.

You shall be required to devote all your time, attention and efforts solely to the work, business and interests of the Company and to the promotion and advancement thereof in all ways, and shall not during your employment, except with the written consent of the Company first obtained, undertake or be concerned with or interested in any work other than for the Company.

14.	CONFLICT OF INTEREST

You shall not at any time during your term of employment with the Company be engaged directly or indirectly in any other employment or business that may be in conflict with the Company and/or in conflict with your duties and responsibilities assigned to you.

You are expected to act ethically and with integrity, and avoid putting yourself in a conflict position that is detrimental to the interest or potentially harmful to the integrity of the Company.

There are two key elements defining conflict of interest as follows:

(a)	Acquire obligations from external parties which may be in the form of gifts, monies, discounts, kickbacks, etc.

(b)	Work that interferes with the exercise of professional responsibilities, namely where the employee’s professional and objective judgement is likely to be compromised.

The Company shall take disciplinary action, which includes dismissal, if you are found to have committed yourself in a position of conflict of interest.

15.	RULES & REGULATIONS

You shall be required to observe all rules &regulations, and practices being in force or those that will be enforced in the future by the Company. The Company reserves the right to amend, delete, add or make changes to such rules and regulations as it deems fit.

16.	TERMINATION OF EMPLOYMENT

(a)	Either party reserves the right to terminate this employment contract by giving two (2) month’s written notice.

(b)	In the event of premature termination of this employment contract (either by not giving notice or if notice has been given but without waiting for the expiry of such notice), either party has to pay to the other party compensation in lieu of notice, of a sum equal to the basic salary that would have accrued to the other party during the term of such notice or during the unexpired term of such notice.

(c)	The Company is further entitled to terminate this employment contract by giving 24 hours’ notice in writing, if you are guilty of the following action:-

(i)	You conduct serious breach of any of the stipulations contained in this employment contract and/or on the grounds of misconduct inconsistent with the fulfillment of the express or implied terms and conditions of the company; or

(ii)	You are guilty of misconduct, inefficiency or indiscipline; or

(iii)	You refuse to comply with the lawful instruction of any person(s) empowered by the Company to give such instruction; or

(iv)	You have continuously absent from work for more than 2 consecutive working days without obtaining prior leave from the Company; or

(v)	You are being absent or having been absent from duty and alleging ill health to be the cause, you refuse to allow a registered medical practitioner appointed by the Company to examine you or you refuse to give such practitioner the necessary information to report upon the state of your health; or

(vi)	You leak out confidential information, matters or secrets of the Company; or

(vii)	You breach any of the terms and conditions of employment, rules and regulations, code of conduct, policies or practices imposed by the Company; or

(viii)	You make any false claim as to your qualifications, experience of employment, or in any other way provide the Company with false information in your application for employment with the Company or in the course of your employment with the Company; or

(ix)	You are guilty of any conduct which in the opinion of the Company brings you or the Company into disrepute; or

(x)	You display aggressive behaviour, or commit any physical act of abuse, assault or violence against others; or

(xi)	You commit any act of dishonesty including but not limited to theft or cheating; or

(xii)	You consume alcohol or drugs during working hour; or

(xiii)	You are convicted of any criminal offence punishable with imprisonment or involving in any fraud, corruption or bribery; or

(xiv)	You become of unsound mind; or

(xv)	You did not carry out your duties and responsibilities up to a reasonable standard acceptable to the Company; or

(xvi)	You are guilty of any default or neglect in the discharge of your duties and responsibilities.

(d)	Upon the termination by whatsoever means of this employment contract, you shall not without the consent of the Company at any time thereafter represent yourself still to be connected with the company. The Company shall:

(i)	be entitled to claim against you for any losses and/or damages suffered including but not limited to legal fees and costs as a result of termination of this letter;

(ii)	be regarded as discharged from any further obligations under this letter;

(iii)	be entitled to pursue any additional or alternative remedies provided under the law; and

(iv)	not be held liable for any loss or damage suffered by you resulting whether directly or indirectly from termination of this letter.

17.	RETURN OF COMPANY’S PROPERTY

(a)	All documents and information relating to the business of the Company shall be the property of the Company. You shall not under any circumstances, except with the written consent of the Company, divulge or disclose of any information to any third party. Should you commit a breach of aforesaid condition, you shall be liable of instant dismissal.

(b)	You shall return all keys, security cards, passes, policies, manuals, computers, notebooks, CD-ROMS, USB flash drives, calling cards, office stationery, documents, books, documents, precedents, software and any other properties belonging to the Company upon termination or dismissal of your service. [DEC: Please add other property may be in the possession of the employee.

18.	VARIATION

The Company reserves the right to vary, amend, alter, delete or add any clause/s which is deemed necessary and appropriate. Such variations, amendments, alteration, deletions or additions will be made known to you in writing.

Thank you.

Yours faithfully,
for CELEBRE PRO MEDIC SDN. BHD.

/s/ Dr Tham Seng Kong
Dr Tham Seng Kong
Director

c.c. HR File

ACKNOWLEDGEMENT

I, Chew Yoke Ling, NRIC No.: [***] acknowledges receipt of this Letter of Appointment dated January 1, 2012, and hereby confirm my acceptance, understanding and agreement to all the terms and conditions of employment stipulated in this offer of employment.

Signature:	/s/ Chew Yoke Ling	NRIC: [***]

Date:	Jan 1, 2012